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                                                                     Exhibit 5.1




                                February 10, 1998




Global TeleSystems Group, Inc.
1751 Pinnacle Drive
North Tower - 12th Floor
McLean, VA  22102


                         Global TeleSystems Group, Inc.

Ladies and Gentlemen:

                 We have acted as counsel to Global TeleSystems Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (Registration No. 333-45915), as it has been and may be amended (the "Registration Statement"), including the prospectus included therein at the time the Registration Statement is declared effective relating to the proposed resale of $144,787,000 aggregate principal amount of the Company's Senior Subordinated Convertible Bonds due 2000 (the "Bonds") and 7,239,350 shares of the Company's common stock, par value $.10 per share (the "Conversion Shares"), issuable upon conversion of the Bonds, plus such additional indeterminate number of Conversion Shares as may become issuable upon conversion of the Bonds as a result of adjustments to the conversion price.

                 In this capacity, we have examined the Registration Statement, the Indenture (the "Indenture") under which the Bonds were issued and originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates and statements of public officials, officers of the Company and others and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
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                 Our opinions expressed below are limited to the law of the
State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States, and we do not express any opinion herein concerning any other law.

                 Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

                 (i) the Bonds constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and

                 (ii) the Conversion Shares to be issued by the Company from time to time upon the conversion of the Bonds in accordance with the terms of the Bonds, will be validly issued, fully paid and non-assessable.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters".

                                                     Very truly yours,




                                                     Shearman & Sterling